Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS REPORTS SECOND QUARTER 2007 EARNINGS IN LINE WITH EXPECTATIONS

•	Company Expects Earnings of 52-62 Cents Per Diluted Share for the Third Quarter and $1.70-1.90 for Full Year 2007

•	Lamson Home Products Strong Performance Continues Due to Increased Demand for Remodeling and Market Share Gains
     CLEVELAND, Ohio, July 27, 2007 — Lamson & Sessions (NYSE:LMS) announced today that net sales for the second quarter of 2007 were $138.1 million, compared with a record $162.3 million in the second quarter of 2006. Net income for the quarter was $9.3 million, or 57 cents per diluted share, compared with $14.0 million, or 87 cents per diluted share, in the prior year quarter, and in line with the Company's prior estimate of 55 to 65 cents per diluted share for the second quarter of 2007.
     “These results represent the second-best second quarter in our Company’s history, despite the impact of declines in polyvinyl chloride (PVC) and high density polyethylene (HDPE) resin prices and a slowdown in the residential construction market,” said Michael J. Merriman, Jr., President and Chief Executive Officer. “It is important to remember that our results in the first half of 2006 were affected by historically high selling prices in the aftermath of the tragic hurricane season at the end of 2005, as well as a more robust housing market. The cost of PVC and HDPE resins have fallen significantly since the very high levels in the first half of 2006. Meanwhile, net sales for our Lamson Home Products business segment have increased due to increased demand for remodeling, market share gains and the replenishment of customers’ inventory.”
     Gross profit in the second quarter of 2007 was $30.0 million, or 21.7 percent of net sales, compared with $40.0 million, or 24.7 percent of net sales, in the second quarter of 2006. This decline was principally due to soft markets in the Company’s Carlon and PVC Pipe business segments. Operating income for the second quarter was $15.5 million, or 11.2 percent of net sales, compared with $23.6 million, or 14.5 percent of net sales, in the second quarter of 2006.
     Operating expenses declined to $14.5 million in the current quarter, compared with $16.5 million in the prior year quarter, due primarily to a decrease in variable selling and marketing expenses and lower incentive compensation costs.
     For the first six months of 2007, net sales were $254.1 million, compared with $297.7 million in the first half of 2006. Net income was $13.8 million in the first half of 2007, or 85 cents per diluted share, compared with $23.2 million, or $1.45 per diluted share, for the prior year period.

     Gross profit for the six month period was $51.8 million, or 20.4 percent of net sales, compared with $71.1 million, or 23.9 percent of net sales, for the first half of 2006. Operating income for the first half of 2007 was $23.3 million, or 9.2 percent of net sales, compared with $39.5 million, or 13.3 percent of net sales, for the first half of 2006. Operating expenses declined to $28.5 million for the first six months of 2007, compared with $31.6 million a year earlier.
Business Segment Performance
     Net sales for the Company’s Carlon business segment were $65.0 million in the second quarter, compared with $77.3 million in the prior year period. The decrease reflects lower HDPE conduit selling prices, a downturn in residential construction activity, and reduced shipments of telecom and utility infrastructure products as projects are being spread out more evenly throughout this year than in 2006, when they were concentrated in the first half. Operating income for the quarter was $10.0 million, compared with $13.8 million a year earlier. For the first six months of 2007, Carlon’s net sales were $120.2 million, compared with $141.4 million in the first half of 2006. Operating income was $16.8 million in the first half of 2007, compared with $21.5 million a year ago.
     The Lamson Home Products business segment recorded net sales of $36.4 million in the second quarter of 2007, up from $26.9 million in the year earlier period. Approximately 25 percent of the net sales growth was due to increased demand for remodeling products, with the balance of the increase resulting from market share growth at several major retail customers and the replenishment of customers’ inventories that had been depleted in 2006. Gross profit and product margins improved primarily due to a more profitable product mix and slightly lower compound costs. In addition, the segment was able to leverage fixed support costs because of the substantial increase in net sales. Operating income for the quarter was $8.6 million, compared with $4.1 million a year ago. For the first half of 2007, net sales were $67.4 million for the segment, compared with $53.9 million in the first half of 2006. Operating income for the six month period was $15.1 million, compared with $6.7 million in the first half of 2006.
     Net sales for the PVC Pipe segment were $36.7 million, compared with $58.1 million in the second quarter 2006. As the Company had previously anticipated, lower resin costs have resulted in substantially lower selling prices for this segment in 2007. Although prices in the second quarter increased by 8 percent from the first quarter of 2007, they were still almost 29 percent less than a year ago, and prices in the first half of 2007 averaged 37 percent lower than in the first half of 2006. Operating loss for the PVC Pipe segment was $0.4 million for the second quarter, compared with the record operating income of $9.6 million in the second quarter of 2006. For the first six months of 2007, net sales were $66.6 million, compared with $102.5 million in the first half of 2006. Operating loss for the segment was $3.4 million for the first half, compared with the record operating income of $18.5 million in the first half of 2006. Due to the Company’s investment in improved extrusion equipment, the

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segment’s manufacturing variances, including scrap, were $0.6 million less in the second quarter compared with a year earlier, and $2.0 million less in the first half of 2007 compared with the first half of 2006.
Other Financial Highlights
     Interest expense was $0.7 million for the second quarter and $1.2 million for the first six months of 2007 — approximately half what was incurred in the comparable periods of 2006 — due to lower average borrowings and lower average interest rates during the first half of 2007.
     Cash provided by operating activities was $1.2 million in the first half of 2007, compared with $5.8 million in the first half of 2006. At the end of the second quarter, accounts receivable were $76.2 million, a $21.1 million increase from year-end 2006, but $12.5 million less than a year ago, due to the lower net sales levels. Days sales outstanding increased only slightly to 49.7 days at June 30, 2007, compared with 48.0 days at July 1, 2006. Inventory turns were 6.9 times at the end of the second quarter, compared with 8.1 times at the end of the 2006 second quarter, reflecting the increase in pounds of PVC resin in inventory, as well as higher inventory levels to support the market share gains with retail customers.
Outlook
     The Company expects continued non-residential construction activity to support increased demand for its electrical products which are used in commercial facilities and industrial capacity expansion. Telecom infrastructure product demand is expected to continue at similar rates as the first half of 2007 to support Fiber-to-the-Premise and other infrastructure projects.
     We generally agree with the consensus of economic forecasts anticipating that new housing starts will remain at a lower activity level, of approximately 1.4 to 1.5 million units, throughout 2007, an average decline of around 15 percent. This will affect the sales levels of some of the Company’s products mainly sold through the Carlon and Lamson Home Products business segments. However, many of these products that service the residential construction market are also used for remodeling of existing homes, which is generally counter-cyclical to new home construction. This is expected to mitigate some of the residential market softness.

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     Higher feedstock costs have resulted in PVC resin cost increases throughout the second quarter of 2007. The Company continues to pass through a portion of the cost increases with selling price increases in the PVC Pipe business. Overall, the Company still expects PVC pipe resin costs to be about 15 percent lower in 2007 compared with 2006 which, in turn, generally leads to lower PVC conduit prices and margins. Although the loss was reduced for the PVC Pipe business in the second quarter of 2007 compared with the first quarter of 2007, based on current market conditions, the Company does not anticipate a significant turnaround in this segment in the second half of 2007.
     Based on these expectations for its key markets, the Company anticipates net sales of between $130 million and $140 million for the third quarter, which represents a decline of 4 to 11 percent from last year’s third quarter. Net income for the third quarter is expected to be in the range of $8.5 million to $10.0 million, or 52 to 62 cents per diluted share. For the full year, net sales are expected to range from $500 million to $530 million, a decline of 6 to 11 percent from a year ago, reflecting the lower PVC pipe and HDPE conduit selling prices and the effect of the softer residential construction market. If this net sales level is achieved, the Company projects net income of $27.5 million to $31.0 million for the full year, or $1.70 to $1.90 per diluted share in 2007.
Conference Call
     A live Internet broadcast of the Company’s conference call regarding its second quarter 2007 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Friday, July 27, 2007.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products, (vi) the impact, outcome and effects of the Company’s exploration of strategic alternatives and (vii) the ability of the Company to identify and complete a strategic transaction. Because forward-looking statements are based on a number of beliefs, estimates and

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assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Second Quarter Ended				First Half Ended
	2007		2006		2007		2006

NET SALES	$138,112	100.0%	$162,313	100.0%	$254,119	100.0%	$297,714	100.0%
COST OF PRODUCTS SOLD	108,128	78.3%	122,241	75.3%	202,306	79.6%	226,659	76.1%

GROSS PROFIT	29,984	21.7%	40,072	24.7%	51,813	20.4%	71,055	23.9%
SELLING AND MARKETING EXPENSES	8,762	6.3%	9,564	6.0%	17,191	6.8%	18,311	6.1%
GENERAL AND ADMINISTRATIVE EXPENSES	5,217	3.8%	6,396	3.9%	10,216	4.0%	12,101	4.1%
RESEARCH AND DEVELOPMENT	529	0.4%	562	0.3%	1,060	0.4%	1,148	0.4%

OPERATING EXPENSES	14,508	10.5%	16,522	10.2%	28,467	11.2%	31,560	10.6%

OPERATING INCOME	15,476	11.2%	23,550	14.5%	23,346	9.2%	39,495	13.3%
INTEREST	670	0.5%	1,131	0.7%	1,237	0.5%	2,248	0.8%

INCOME BEFORE INCOME TAXES	14,806	10.7%	22,419	13.8%	22,109	8.7%	37,247	12.5%
INCOME TAX PROVISION	5,555	4.0%	8,430	5.2%	8,306	3.3%	14,038	4.7%

NET INCOME	$9,251	6.7%	$13,989	8.6%	$13,803	5.4%	$23,209	7.8%

BASIC EARNINGS PER SHARE	$0.59		$0.90		$0.88		$1.51

AVERAGE SHARES OUTSTANDING	15,734		15,519		15,729		15,419

DILUTED EARNINGS PER SHARE	$0.57		$0.87		$0.85		$1.45

DILUTED AVERAGE SHARES OUTSTANDING	16,253		16,106		16,247		16,054

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THE LAMSON & SESSIONS CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	Quarter Ended	Year Ended	Quarter Ended
	June 30, 2007	December 30, 2006	July 1, 2006

ACCOUNTS RECEIVABLE, NET	$76,246	$55,111	$88,712
INVENTORIES, NET	56,683	48,491	53,586
OTHER CURRENT ASSETS	13,017	14,723	14,088
PROPERTY, PLANT AND EQUIPMENT, NET	52,513	53,576	51,767
GOODWILL	21,402	21,402	21,441
PENSION ASSETS	14,091	13,605	34,921
OTHER ASSETS	8,429	8,702	6,348

TOTAL ASSETS	$242,381	$215,610	$270,863

ACCOUNTS PAYABLE	$32,127	$19,885	$36,359
OTHER CURRENT LIABILITIES	42,263	42,861	39,694
LONG-TERM DEBT	6,870	7,131	50,816
OTHER LONG-TERM LIABILITIES	17,464	17,481	22,293
SHAREHOLDERS’ EQUITY	143,657	128,252	121,701

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$242,381	$215,610	$270,863

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THE LAMSON & SESSIONS CO.
CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	First Half Ended
	2007	2006

OPERATING ACTIVITIES
NET INCOME	$13,803	$23,209
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES
DEPRECIATION AND AMORTIZATION	4,620	4,491
STOCK-BASED COMPENSATION	1,386	1,816
DEFERRED INCOME TAXES	1,813	5,103
CHANGES IN OPERATING ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE	(21,135)	(20,205)
INVENTORIES	(8,192)	(9,599)
PREPAID EXPENSES AND OTHER	(1,126)	(446)
ACCOUNTS PAYABLE	12,242	5,416
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	(1,873)	(3,179)
PENSION PLAN CONTRIBUTIONS	(155)	(650)
OTHER LONG-TERM ITEMS	(147)	(206)

CASH PROVIDED BY OPERATING ACTIVITIES	1,236	5,750

INVESTING ACTIVITIES
NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT	(3,666)	(7,319)

CASH USED IN INVESTING ACTIVITIES	(3,666)	(7,319)

FINANCING ACTIVITIES
NET BORROWINGS (PAYMENTS) UNDER SECURED CREDIT AGREEMENT	1,400	(4,000)
PAYMENTS ON OTHER LONG-TERM BORROWINGS	(170)	(210)
PURCHASE AND RETIREMENT OF TREASURY STOCK	(459)	(421)
EXERCISE OF STOCK OPTIONS	314	2,376
TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS	326	4,276

CASH PROVIDED BY FINANCING ACTIVITIES	1,411	2,021

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,019)	452

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,324	1,210

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,305	$1,662

THE LAMSON & SESSIONS CO.
BUSINESS SEGMENTS
(In thousands)

	Second Quarter Ended		First Half Ended
	2007	2006	2007	2006
NET SALES
CARLON	$64,955	$77,295	$120,168	$141,351
LAMSON HOME PRODUCTS	36,425	26,893	67,365	53,872
PVC PIPE	36,732	58,125	66,586	102,491

	$138,112	$162,313	$254,119	$297,714

OPERATING INCOME (LOSS)
CARLON	$9,994	$13,793	$16,831	$21,483
LAMSON HOME PRODUCTS	8,607	4,100	15,132	6,668
PVC PIPE	(363)	9,564	(3,353)	18,516
CORPORATE OFFICE	(2,762)	(3,907)	(5,264)	(7,172)

	$15,476	$23,550	$23,346	$39,495

DEPRECIATION AND AMORTIZATION
CARLON	$796	$852	$1,601	$1,699
LAMSON HOME PRODUCTS	485	430	955	858
PVC PIPE	1,019	964	2,064	1,934

	$2,300	$2,246	$4,620	$4,491

TOTAL ASSETS BY BUSINESS SEGMENT AT JUNE 30, 2007, DECEMBER 30, 2006, AND JULY 1, 2006

	June 30, 2007	December 30, 2006	July 1, 2006
IDENTIFIABLE ASSETS
CARLON	$93,473	$81,833	$100,094
LAMSON HOME PRODUCTS	50,487	44,019	47,774
PVC PIPE	63,063	52,911	67,893
CORPORATE OFFICE (INCLUDES CASH, DEFERRED TAX, AND PENSION ASSETS)	35,358	36,847	55,102

	$242,381	$215,610	$270,863

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